UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                              STAR SCIENTIFIC, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                    301907309
                                 (CUSIP Number)

                                February 28, 2000
             (Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 301907309

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     (A) Prometheus Pacific Growth Fund, LDC
     (B) Frinstead Limited
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     (A) Grand Cayman, British West Indies
     (B) British Virgin Islands
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          (A) and (B) 4,851,540
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         None
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            (A) and (B) 4,851,540
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,851,540 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.12%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     (A) IV  (B) IA
--------------------------------------------------------------------------------


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

ITEM 1.     (a)   Name of Issuer:

                  Star Scientific, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  801 Liberty Way, Chester, VA  23836

ITEM 2.     (a)   Name of Person Filing:

                  (A)   Prometheus Pacific Growth Fund, LDC

                  (B)   Frinstead Limited

            (b)   Address of Principal Business Office or, if none, Residence:

                  The following is the address of the principal business office of the filing person:

                  (A) c/o Fiduciary Trust (Cayman) Limited, PO Box 1062 GT, Grand Cayman, Cayman Islands.

                  (B) c/o Fiduciary Trust (Cayman) Limited, PO Box 1062 GT, Grand Cayman, Cayman Islands

            (c)   Citizenship:

                  (A)   Cayman Islands, British West Indies

                  (B)   British Virgin Islands

            (d)   Title of Class of Securities:

                  Common Stock, par value $.01 per share

            (e)   CUSIP Number:

                  301907309

ITEM 3.     If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
            (c), check whether the person filing is a:

            Not applicable.

ITEM 4.     Ownership

            (a) Prometheus Pacific Growth Fund, LDC and Frinstead Limited-4,851,540 shares;

            (b)   Prometheus Pacific Growth Fund, LDC and Frinstead Limited -
                  8.12%

            (c) Each of Prometheus Pacific Growth Fund, LDC and Frinstead Limited has shared power to vote or direct the vote and shared power to dispose or to direct the disposition of the 4,851,540 shares.


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

ITEM 5.     Ownership of Five Percent or Less of a Class

            Not applicable.

ITEM 6.     Ownership of More than Five Percent on Behalf of Another Person

            Frinstead Limited beneficially owns 4,851,540 shares of Star Scientific, Inc. in its capacity as the investment manager of Prometheus Pacific Growth Fund, LDC.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable.

ITEM 8.     Identification and Classification of Members of the Group

            Not applicable.

ITEM 9.     Notice of Dissolution of Group

            Not applicable.

ITEM 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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

                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 18, 2003

                                                Prometheus Pacific Growth Fund,
                                                LDC

                                        By:        /s/ FT Administrators Ltd.
                                                --------------------------------
                                                Name:  Robert Kreuzer
                                                Title: Authorized Signatory


                                                Frinstead Limited

                                        By:              /s/ C.R. Getty
                                                --------------------------------
                                                Name:  C.R. Getty
                                                Title: President


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

                             JOINT FILING AGREEMENT

      The undersigned agree that the foregoing Statement on Schedule 13G, dated August 18, 2003, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k).

Dated: August 18, 2003

                                                Prometheus Pacific Growth Fund,
                                                LDC

                                        By:        /s/ FT Administrators Ltd.
                                                --------------------------------
                                                Name:  Robert Kreuzer
                                                Title: Authorized Signatory


                                                Frinstead Limited

                                        By:              /s/ C.R. Getty
                                                --------------------------------
                                                Name:  C.R. Getty
                                                Title: President


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